EXHIBIT 21.1

Subsidiaries

Paymeon Brands, Inc.

HLM Paymeon, Inc.

Basalt America, LLC (formerly Rockstar Acquisitions, LLC)

Basalt America Territory 1, LLC (majority owned)

Basalt America Territory 2, LLC

Ebike, LLC

A Better Bike, LLC

Xtreme Fat Tire Bike Holdings, LLC

Basanite Industries, LLC